Exhibit 99.1

News Release

FOR IMMEDIATE RELEASE
JUNE 14, 2013

CHESAPEAKE ENERGY CORPORATION ANNOUNCES PRELIMINARY
VOTING RESULTS FROM ANNUAL SHAREHOLDER MEETING

OKLAHOMA CITY, OKLAHOMA, JUNE 14, 2013 – Chesapeake Energy Corporation (NYSE:CHK) announced preliminary voting results from its Annual Meeting of Shareholders held earlier today at the company’s Oklahoma City headquarters.  The preliminary results are as follows:

Item 1: Election of Directors:

Directors Bob G. Alexander, Merrill A. “Pete” Miller, Jr., Thomas L. Ryan, Vincent J. Intrieri, Frederic M. Poses, Archie W. Dunham, R. Brad Martin, and Louis A. Raspino were re-elected to the Board of Directors, receiving an average affirmative vote of 96% of the votes cast.

Item 2: Proposal to declassify the Board of Directors:

The proposal did not pass, receiving the affirmative vote of only 60% of the shares outstanding, which was less than the two-thirds required for shareholder approval of an amendment to the company’s certificate of incorporation.

Item 3: Proposal to implement proxy access:

The proposal did not pass, receiving the affirmative vote of only 60% of the shares outstanding, which was less than the two-thirds required for shareholder approval of an amendment to the company’s bylaws.

Item 4: Proposal to eliminate supermajority voting requirements:

The proposal did not pass, receiving the affirmative vote of only 60% of the shares outstanding, which was less than the two-thirds required for shareholder approval of an amendment to the company’s certificate of incorporation.

Item 5: Proposal to amend the 2003 Stock Award Plan for non-employee directors:

The proposal passed, receiving the support of more than 96% of the votes cast.

Item 6: Shareholder advisory vote to approve our named executive officer compensation:

The proposal passed, receiving the support of more than 84% of the votes cast.

Item 7: Proposal to amend long term incentive plan:

The proposal passed, receiving the support of more than 94% of the votes cast.

INVESTOR CONTACTS:		MEDIA CONTACT:	CHESAPEAKE ENERGY CORPORATION
Jeffrey L. Mobley, CFA (405) 767-4763 jeff.mobley@chk.com	Gary T. Clark, CFA (405) 935-6741 gary.clark@chk.com	Jim Gipson (405) 935-1310 jim.gipson@chk.com	6100 North Western Avenue P.O. Box 18496 Oklahoma City, OK 73154

Item 8: Proposal to approve annual incentive plan:

The proposal passed, receiving the support of more than 97% of the votes cast.

Item 9: Ratification of independent registered public accounting firm:

The proposal passed, receiving the support of more than 98% of the votes cast.

Item 10: Shareholder proposal relating to the creation of a risk oversight committee:

The proposal did not pass, receiving the support of less than 4% of the votes cast.

Item 11: Shareholder proposal relating to re-incorporation in Delaware:

The proposal did not pass, receiving the support of less than 3% of the votes cast.

Item 12: Shareholder proposal relating to accelerated vesting of senior executives’ equity awards upon a change of control:

The proposal did not pass, receiving the support of approximately 27% of the votes cast.

The Board of Directors will review the results of the votes on proposals 2, 3 and 4 and intends to seek feedback from shareholders before deciding on next steps.

The preliminary results were tabulated by the company’s independent Inspector of Elections, and final results will be disclosed upon certification by the Inspector.

Chesapeake Energy Corporation (NYSE:CHK) is the second-largest producer of natural gas, a Top 15 producer of oil and natural gas liquids and the most active driller of new wells in the U.S. Headquartered in Oklahoma City, the company's operations are focused on discovering and developing unconventional natural gas and oil fields onshore in the U.S. Chesapeake owns leading positions in the Eagle Ford, Utica, Granite Wash, Cleveland, Tonkawa, Mississippi Lime and Niobrara unconventional liquids plays and in the Marcellus, Haynesville/Bossier and Barnett unconventional natural gas shale plays. The company also owns substantial marketing and oilfield services businesses through its subsidiaries Chesapeake Energy Marketing, Inc. and Chesapeake Oilfield Operating, L.L.C. Further information is available at www.chk.com where Chesapeake routinely posts announcements, updates, events, investor information, presentations and news releases.